Exhibit 10.27

AMENDMENT TO SUPPLY AGREEMENT

This Amendment to the Supply Agreement (this “Amendment”) is made as of May 5, 2022, and hereby amends the Supply Agreement dated as of March 31, 2022 (the “Agreement”), by and between Fresenius USA Marketing, Inc. (“FUSA”), an indirect subsidiary of Fresenius Medical Care Holdings, Inc. d/b/a Fresenius Medical Care North America, and SeaStar Medical, Inc. (“SeaStar”).

RECITALS

WHEREAS, FUSA and SeaStar desire to amend the Agreement in connection with a contemplated transaction by SeaStar and public disclosure requirements;

NOW, THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Confidentiality. Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“All information in this Agreement relating to pricing, discounts, rebates, purchase commitment, and payment terms is confidential and, except as provided in Section 3.0, SeaStar shall not disclose any such information to any third party without FUSA’s prior written consent. FUSA hereby consents to SeaStar disclosing such information to SeaStar’s third-party consultants and financial and legal advisors, provided they are bound by Non-Disclosure and Confidentiality Agreements with SeaStar from disclosing such information. Notwithstanding the foregoing, SeaStar may disclose information in this Agreement to the extent required by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, or in prosecuting or defending litigation; provided, that SeaStar shall provide advance notice thereof (to the extent practicable) to FUSA, consult with FUSA with respect to such disclosure, use reasonable efforts to minimize the amount of information necessary to be disclosed and provide FUSA sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.”

2.	Assignment. Section 8.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The rights and obligations of the parties shall inure the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, provided that neither party shall assign its rights and obligations hereunder without the prior written consent of the other; and further provided that each party expressly acknowledges that any assignment to entities controlled by, controlling, or under common ownership with a party or originating out of any merger or consolidation of a party shall not require the consent of the other party.”

3.

Entire Agreement. This Amendment, together with the Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. As amended hereby, the Agreement shall remain in full force and effect.

4.	Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

5.

Counterparts. This Amendment may be executed in two or more counterparts and by facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.	Governing Law. The terms of this Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of law principals.

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SEASTAR MEDICAL, INC.

By:	/s/ Eric Schlorff
Name:	Eric Schlorff
Title:	Chief Executive Officer

FRESENIUS USA MARKETING, INC.

By:	/s/ Joseph E. Turk, Jr.
Name:	Joseph E. Turk, Jr.
Title:	President

Dated:	May 13, 2022